EXHIBIT 12.1
                               CELGENE CORPORATION
                   REVISED RATIO OF EARNINGS TO FIXED CHARGES
                                   HISTORICAL
                          (IN THOUSANDS, EXCEPT RATIOS)


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                                                                          YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------------------------------
                                                          2001         2000         1999         1998         1997
                                                     -----------   ----------   ----------   ----------   ------------


Loss from continuing operations  before
   tax benefit                                          $(4,136)    $(18,813)    $(32,655)    $(36,379)    $(30,760)

Add:
      Fixed charges                                         893        3,300        4,292        1,352          808

Less:
      Capitalized interest                                   --           --           --           --           --


                                                        -------     --------     --------     --------     --------
                                       Loss adjusted    $(3,243)    $(15,513)    $(28,363)    $(35,027)    $(29,952)
                                                        -------     --------     --------     --------     --------

Fixed charges:
       Interest expense                                      83        1,611        3,244          661          256

       Amortization of debt issuance costs
          and discounts on note obligation                   29          975          443           47           47

      Portion of rent representative of the
         interest factor                                    781          714          605          644          505

                                                        -------     --------     --------     --------     --------
                                        Fixed charges   $   893     $  3,300     $  4,292     $  1,352     $    808
                                                        -------     --------     --------     --------     --------

Deficiency of earnings available to
     cover fixed charges                                $(4,136)    $(18,813)    $(32,655)    $(36,379)    $(30,760)

Ratio of earnings to fixed charges                         N/A          N/A          N/A          N/A          N/A

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